Exhibit 10.20

imc	200802

GEOIMMERSIVE™ IMAGE DATA & SOFTWARE LICENSING AGREEMENT between Immersive Media Company (“IMC”) and Customer noted below	2407 SE 10th Avenue Portland, Oregon, 97214 Phone: 503.231.2656 Fax: 503.231.2655 Web Site: www.immersivemedia.com

CUSTOMER INFORMATION & AGREEMENT

The undersigned Customer acknowledges having read the entire agreement and accepts the terms and conditions including those set out below.

Customer Name:			Customer Phone Number:	Customer Phone Number (Work or other):
T3 MOTION, INC.			714-619-3600

Customer Street Address Line #1:		City:	State/Province:	Zip Code/Postal Code:
2990 Airway Avenue		COSTA MESA	CA	92626

Customer Street Address Line #2:		Customer Email:
SALES@T3MOTION.COM

Start of Term:	Initial Term (Number of years after Commencement Date as defined below):		Minimum Number of Renewal Periods Available to Licensee:
MARCH 30 2008	2 YEARS

LICENSED IMAGERY DATA

The following data sets (identified by metro area, estimated number of linear miles of data, and month in which data capture was completed) comprise the “Data Sets”:

IMC’S GEOIMMERSIVE DATABASE

(North America) — 50,000 milesp

LICENSED USE/APPLICATION		LICENSING FEES (all plus any applicable taxes, if any)

The License granted herein to the Licensed Data and Licensed Software are restricted to the following uses/applications by the Licensee (no other uses/applications are authorized). Select applicable type of use (select only 1):		License Fee for the Data Sets During the Initial Term (per year):	Amount of Deposit Against License Fees:
		$1,000,000	NOT APPLICABLE
☐ Government Application	☑ Private Domain Application		Date Deposit Payable Before:
(As herein defined)	(As herein defined)
NOT APPLICABLE

(1)	All fees are quoted without applicable sales taxes (if applicable). Sales taxes (if applicable) will be added to all fees. The License Fees set out in this table apply during the period from the Commencement Date to the end of the Initial Term. Thereafter, IMC may establish new pricing for renewal periods which new prices must be communicated to Licensee prior to the period during which Licensee is required to elect whether to renew or discontinue the Term.

Customer’s Signature:	Effective Date of this Agreement:	Immersive Media Company acceptance:

Per: /s/	MARCH 30 2008	Per: /s/

GEOIMMERSIVE IMAGE DATA & SOFTWARE LICENSING AGREEMENT TERMS AND CONDITIONS

By executing this Agreement and delivering it to IMC, the Person identified above (the “Customer”) is entering into an agreement with IMC in respect of the matters set out herein. IMC’s signature on this Agreement shall constitute IMC’s acceptance of this agreement. No alterations to this Agreement may be made without IMC’s prior written approval.
1. DEFINITIONS AND INTERPRETATION
1.1 Definitions
The following capitalized terms will have the meanings set forth below.
“Applicable Law” means all (i) applicable provisions of laws, statutes, rules, regulations, ordinances, treaties and orders of all Governmental Bodies (including those of constitutional, federal, state, provincial, local, municipal, foreign, international, and multinational origins), (ii) policies, guidelines and directives that are imposed by Governmental Bodies having jurisdiction as if such policies, guidelines and directives had the force of law, and (iii) judgments, orders and decrees of all courts, arbitrators, commissions, administrative tribunals, or bodies exercising similar functions (including the principles of common law resulting therefrom).
“Commencement Date” means the date identified above under “Start of Term”.
“Data” includes, without limitation, (a) any data, information, images or materials that are immersive movies, geo-spatial, GPS or georeferenced immersive data, photographic or cinematographic depictions and similar content (“IMC Data”) and (b) any data, information or materials that Licensee gathers, creates, authors, develops, compiles or reduces to useful form, together with any modifications or derivations thereto, from IMC Data or through use of the Licensed Software.
“Data Sets” means the Data sets identified above under “Licensed Imagery Data — Data Sets”.
“End User Software” means software coding (including ActiveX controls), which are designed by IMC or made available by IMC to Licensee to facilitate Licensee’s and/or End Users viewing and manipulating of Licensed Data accessible through Licensee sites including software referred to generally as IMViewer, IM OnScene™, IMC Flash Player, IM Player, IMCMediaWizard, the GIS IMViewer, IMC’s ArcGIS® Extension, the Telemmersion® System and Software, Post Production Software Suite; IMVisEdit; IMPreview; IMStitchCtrl; RdfUtil; ExtractAudioData, GPSSensorData, ConvertJpegstoAVI; Wave File Creator; AVI Creator and IMViewer.
“End User Software PopUp License” means the form of license established by IMC from time to time which must be displayed and agreed to by End Users before End Users have access to the End User Software or Licensed Data.
“End Users” means end users who access or use the products and services of Licensee.
“Enterprise Software” means the software coding, computer program narratives, flow charts, logic diagrams, and other similar intellectual property which are designed by IMC for use by Licensee in connection with using and displaying the Licensed Data but which are not available to End Users including software referred to generally as IMViewer, IMCMediaWizard, the GIS IMViewer, IMC’s ArcGIS® Extension, the Telemmersion® System and Software, Post Production Software Suite; IMVisEdit; IMPreview; IMStitchCtrl; RdfUtil; ExtractAudioData, GPSSensorData, ConvertJpegstoAVI; Wave File Creator; AVI Creator and IMViewer.
“Governmental Body” means any (i) nation, state, province, territory, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, territorial, provincial, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental parliament, legislature, regulatory authority, agency, tribunal, board, branch, bureau, commission, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, rule making, or taxing authority or power of any nature.
“Government Applications” means the use of geo-referenced imagery (i.e. images or maps of streets, terrain, interiors or exteriors of buildings and other structures) or providing geo-referenced data services (i.e. information concerning particular locations based on collected imagery) by any governmental body or agency.
“IMC Confidential Information” has the meaning attributed to it in Section 9.1.
“Immersive Imagery Data” means Data provided by IMC to Licensee as contemplated by this Agreement (including any data provided for review prior to becoming part of the Licensed Data).
“License Fees” means the fees provided for in Article 4.
“License Years” means the 1 year period(s) within the Term, each commencing on the day and month of the Commencement Date and ending 1 year thereafter.
“Licensed Data” means the Data Sets, provided that such Data sets shall only continue to qualify as “Licensed Data” for so long as Licensee continues to meet Licensee’s payment and other obligations and the Term continues under this Agreement.
“Licensed Software” means (a) the End User Software (if any) and (b) Enterprise Software (if any).
“Licensed Use” means the use selected above under “Licensed Use/Application” (i.e. either Government Application or Private Domain Application).
“Party” means a party to this Agreement
“Person” means any individual, body corporate, partnership, trust, trustee, executor, administrator, legal representative, union, Governmental Body, and every other legal or business entity whatsoever.
“Private Data Sets” means geo-referenced imagery (i.e. images or maps) that IMC has collected for a particular client or other Person which is either owned by the client/other Person or is licensed exclusively to the client/other Person or is was obtained or licensed on a basis that prohibits distribution to other clients of IMC such as Licensee.
“Private Domain Applications” means the use of geo-referenced imagery (i.e. images or maps) of privately owned terrain, buildings (interior or exterior) and other structures or geographic locations (“Private Locations”) or the provision of geo-referenced data services (i.e. information concerning particular locations based on collected imagery) by the owner or occupier of the Private Locations.
“Related Materials” means the human-readable documentation which is delivered by IMC to Licensee with the Licensed Software or the Licensed Data.
“Representative” means with respect to a Person, the directors, officers, employees, consultants, lawyers, auditors, representatives, advisors or agents of the Person.
“Taxes” mean any and all present and future taxes of any kind or nature whatsoever including, without limitation, levies, imports, transfer taxes, stamp taxes, documentary taxes, royalties, duties, value-added taxes (including without limitation all taxes, imposed under the Excise Tax Act (Canada) and the regulations made thereunder), sales tax, business transfer taxes, excise taxes, property taxes, government fees and other federal, provincial, regional, municipal or local taxes and all fees deductions, withholdings and restrictions or conditions resulting in a charge imposed, levied, collected, withheld, or assessed by any authority of or within any jurisdiction whatsoever having the power to tax, together with penalties, fines, additions to tax and interest thereon.
“Term” means the period from the Commencement Date until the earlier of:
(a)	the end of the later of: (i) the Initial Term (i.e. as provided for in Section 11.2) and, (ii) if applicable, the last of any Renewal Periods as provided for in Section 11.3, and
(b)	the date of any termination pursuant to Section 11.4.
“Third Party” means any Person other than IMC and Licensee.

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“this Agreement”, “herein”, “hereto”, “hereof” and similar expressions mean and refer to this GeoImmersive Image Data & Software Licensing Agreement and any agreement amending this GeoImmersive Image Data & Software Licensing Agreement.
1.2 Headings
The expressions “Article”, “Section”, “Subsection”, and “Paragraph” followed by a number or letter or combination thereof mean and refer to the specified article, section, subsection, and paragraph of this Agreement.
1.3 Interpretation Not Affected By Headings
The division of this Agreement into Articles, Sections, Subsections, and Paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.
1.4 Currency
Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in U.S. funds.
1.5 Party Drafting Agreement
The Parties hereto acknowledge that their respective lawyers have reviewed and participated in settling the terms of this Agreement, and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.
1.6 Gender And Number
When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.
2. LICENSING PROVISIONS
2.1 License Grant
IMC hereby grants a personal, non-transferable, non-exclusive, revocable and limited license to Licensee to:
(a)	use the Enterprise Software (if any) and the Related Materials in conjunction with Licensee’s internal operations, but only in the Licensed Use and not for distribution to or use by any other Person;
(b)	use, copy, distribute and create derivative works based on and perform and display (publicly or otherwise) derivative works based on the Licensed Data but only in the Licensed Use;
(c)	populate the data bases of Licensee with the Licensed Data, or to create a separate data set, or any permutation or combination of the foregoing, with Licensed Data, provided such data bases and data sets are used only in the Licensed Use;
(d)	allow End Users in the Licensed Use to access and use derivative works based on the Licensed Data;
(e)	allow End Users in the Licensed Use to use the End User Software provided that such Software is only provided to End Users in a way that is compliance with IMC’s requirements (including, without limitation requiring that the access and use of the End User Software be conditional on the acceptance of the End User Software Pop-Up License (as prepared by IMC from time to time);
but only during the Term and subject to the terms, conditions and restrictions of this Agreement.
2.2 License Restrictions — Government Applications
If the Licensed Use under this Agreement includes “Government Applications”, then the Licensee:
(a)	shall not provide public access to Licensed Data or Licensed Software for any use other than viewing;
(b)	shall not provide functionality to allow Licensed Data (or the images derived from the Licensed Data) to be downloaded and shall include normal reasonable web site function restrictions to make capture of viewed images difficult;
(c)	shall not make the Licensed Data part of the public domain other than the images derived from the Licensed Data that are displayed in accordance with the prior restrictions.
2.3 License Restrictions — Private Domain Applications
If the Licensed Use under this Agreement includes “Private Domain Applications”, then the Licensee:
(a)	shall not display or permit access to the Licensed Data (or images derived from the Licensed Data) through maps unless the maps are static maps (i.e. no interactive maps with panning and zooming functionalities or hyperlinks to include listings for businesses at or near particular map coordinates).
2.4 General License Restrictions
Except when expressly agreed to the contrary by IMC in writing, Licensee will:
(a)	include functionality in the Licensee sites which monitor for and prevent End Users from “mining” data out of the Licensed Data and which impose volume limits on End Users (as set by IMC acting reasonably);
(b)	not resell or sublicense the Licensed Data or Licensed Software to third parties for a separate fee (i.e. End Users may not be charged by Licensee to access or use the Licensed Data or Licensed Software)
(c)	not offer or supply to End Users or other Persons copies of the underlying Licensed Data sets in their original form — this License being limited to allowing access to derivative works based upon the Licensed Data (i.e. single or multiple 2 dimensional representations for viewing in connection with the Licensee sites & services);
(d)	not license, sublicense, publish, disseminate, distribute, disclose or otherwise transfer the Licensed Data or Licensed Software in any way except in conjunction with the Licensed Use;
(e)	not modify or create derivative works or derivative versions of or replicate the Licensed Data or Licensed Software except in conjunction with the Licensed Use;
(f)	not use the Licensed Software to create software with similar functionality;

(g)	not use the Licensed Data to create data with similar functionality;
(h)	not use the Licensed Software to copy, use or distribute any data other than the Licensed Data;
(i)	not use the Licensed Software to copy, use or distribute Licensed Data, except in the Licensed Use;
(j)	not use Immersive Imagery Data that are not Licensed Data in any way except for internal review in connection with a decision whether to enter into additional licenses to license such Immersive Imagery Data;
(k)	not reverse engineer, decompile, disassemble, reverse compile or otherwise seek to derive source code from the Licensed Software or any Immersive Imagery Data.
This Agreement grants no rights to create, author or develop Data using the Licensed Software other than Data which is derived from the Licensed Data.
Licensee may not modify or customize the Licensed Software, except as provided through the features and capabilities (if any) of the Licensed Software.
It is a condition of the licenses granted hereunder that any image created by Licensee using any Licensed Data must include a legible water mark copyright notice with the symbol “©” followed by the full legal name of IMC.
The license granted under this Agreement is not transferable except in connection with an assignment of this Agreement as a whole, if permitted under Section 12.3.
2.5 Reservation of IMC Rights.
Except for the license granted hereunder over data that is Licensed Data, IMC retains all right, title and interest in and to the Immersive Imagery Data. All rights not expressly granted herein are reserved by IMC. Licensee acknowledges and agrees that IMC owns all right, title and interest in and to the Licensed Software and Immersive Imagery Data, including all copyrights, trade secrets and other intellectual property rights therein. The licenses granted in this Agreement do not grant to Licensee any ownership, security right, or title in any intellectual property rights relating to the Licensed Software or Licensed Data.
The license is non-exclusive (i.e. IMC is free to license the Licensed Software and Licensed Data to other Persons, including competitors of Licensee).

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2.6 Reservation of Licensee Rights.
Notwithstanding anything to the contrary, IMC understands and agrees that nothing in this Agreement will prevent or restrict Licensee from using data Licensee obtains from a source other than IMC (i.e. Licensee is not required to exclusively source data from IMC). IMC acknowledges and agrees that IMC will not have any right, title or interest in any other information, content, or data used by Licensee that is not part of or derived from the Licensed Data, and IMC shall not make any claim of ownership or interest in any such other information, content, or data. Licensed Software may not be used in connection with any Data that is not Licensed Data.
3. LICENSED DATA
3.1 Delivery of Data Sets
IMC will deliver the Data Sets of Immersive Imagery Data to Licensee.
3.2 Licensee List of Desired Data.
In order to provide IMC with the greatest chance of producing Immersive Imagery Data that Licensee is likely to want to accept to become Licensed Data, during the Term Licensee shall communicate with IMC on a regular basis regarding the locations from which Licensee is most interested in receiving imagery data. For greater certainty, notwithstanding the exchange of communication between IMC and Licensee regarding locations of interest, IMC shall be under no obligation to collect/obtain data for the suggested areas or to provide any such data on any particular time table and Licensee shall be under no obligation to exercise an option to license data from any new locations.
3.3 Data Set Updates
Whether, when and for what locations IMC collects data for Data Set Updates shall be in the complete unfettered discretion of IMC. IMC is under no obligation to Licensee to update Licensed Data on any particular timetable or at all. Data Set updates, if and when provided, are not included in the Licensee Fees.
4. LICENSE FEES
4.1 License Fees for the Initial Term and Subsequent Changes to License Fees
During the Initial Term the yearly fees payable by the Licensee shall be equal to the amount set out above under “License Fee for the Data Sets During the Initial Term (per year)”;
4.2 Subsequent Changes to License Fees After the Initial Term
IMC may establish a new set of fees (i.e. the fees applicable to the Data Sets) that will apply after the Initial Term provided that IMC notifies Licensee in writing of increases to the fees at least 6 months before the commencement of the Renewal Period to which the increased fees will apply (fee decreases need no prior notification). If IMC does not notify Licensee of a fee increase at least 90 days before a Renewal Period then the fees applicable to that Renewal Period may not exceed the fees applicable for the preceding period.
4.3 Taxes
Additionally, Licensee shall pay all taxes (including any applicable value added taxes and sales taxes), duties and tariffs and other government charges payable in connection with this Agreement and the License Fees payable hereunder.
4.4 Deposit Against License Fees.
It shall be a condition of all of IMC’s obligations under this Agreement that an advance payment (an “Deposit”) equal to the amount indicated above under “Amount of Deposit Against License Fees” be paid by Licensee to IMC on or before the date indicated above under “Date Deposit Payable Before”.
4.5 Payment of License Fees
During the Term Licensee shall pay a license fee within 30 days after the start of each License Year equal to the applicable annual fees for the Data Sets. Any Deposits received by IMC shall be applied against the first license fees payable under this Agreement (i.e. fees otherwise payable under this Agreement may be offset against any Deposits already paid by the Licensee).
4.6 Net 30 Days And Interest On Overdue Amounts
Unless otherwise accepted in writing by IMC, the terms of all invoices and other requirements for payment shall be net 30 days from the date of issue by IMC, and all sums due for more than 30 days shall constitute a default hereunder. In addition to any other rights IMC may have if Licensee fails to pay on time (including the right to end the Term of the Agreement as a result of such breach/default) all unpaid amounts shall bear interest at the rate of 18% per annum until fully paid.
5. DELIVERY OF DATA & SUBSEQUENT SUPPORT
5.1 Deliveries
During the Term, all Immersive Imagery Data delivered to Licensee shall be delivered by a delivery mechanism that will enable Licensee to securely and efficiently access and download all such Immersive Imagery Data.
5.2 Support
During the Term, IMC shall provide the following support services to Licensee:
(a)	responding to questions about software operations that appear to be malfunctioning or producing errors;
(b)	assistance in determining whether errors arise from problems with the Licensed Data or Licensed Software or from problems associated with other hardware or software supplied/used by Licensee or from other Licensee operations;
(c)	notification of software errors reported by others that may cause errors in the Licensee’s operation and instructions on how to avoid these errors until a “fix” is provided;
(d)	supply of updates, improvements, modifications, refinements, etc. which IMC elects to provide without additional cost (i.e. not including items priced as separate products/services by IMC); and
(e)	provision of up-to-date electronic user guide documentation applicable to the Licensed Software.
IMC shall provide such support services to Licensee within normal business hours during the Term by telephone or email in a prompt, economical, skilful and careful manner in accordance with the methods, standards and practices prevailing in the software and/or data support fields.
6. REPRESENTATIONS
6.1 IMC Representations
IMC represents and warrants to Licensee as follows:
(a)	IMC is duly incorporated and subsisting under the laws of Oregon;

(b)	IMC has the power to and is authorized to enter into this Agreement;
(c)	the carrying out of this Agreement by IMC will not breach or interfere with any other agreement to which IMC is a party;
(d)	the execution and delivery of this Agreement and the completion of the transaction contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of IMC and this Agreement constitutes a legal, valid and binding obligation of IMC enforceable against IMC in accordance with its terms;
(e)	IMC is the owner of the intellectual property subsisting in the Licensed Data and Licensed Software;
(f)	IMC has obtained and will maintain throughout the Term all rights, authorizations and licenses, if any, that are required in order for IMC to grant the rights and licenses granted hereunder and for Licensee to use the Licensed Software and Licensed Data as permitted herein;
(g)	licensing of the Licensed Data and Licensed Software to Licensee does not violate any Applicable Law or infringe any third party trademark or copyright or misappropriate any trade secret or violate any right of privacy or right of publicity or other proprietary right of any person;
(h)	the use of the Licensed Data and Licensed Software does not infringe the intellectual property rights of others nor is IMC aware of any allegations made that the use of the Licensed Data or Licensed Software infringes the intellectual property rights of others;
(i)	there are no existing or threatened legal proceedings brought against IMC in respect of IMC’s ownership of the Licensed Data or Licensed Software or IMC’s ability to license the Licensed Data or Licensed Software’s use;
(j)	IMC holds licenses to all third party software components included in the Licensed Software and these licenses permit IMC to distribute these components to Licensee in compiled format at no cost.

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6.2 Licensee Representations
Licensee represents and warrants to IMC as follows:
(a)	Licensee has the power to and is authorized to enter into this Agreement;
(b)	the carrying out of this Agreement by Licensee will not breach or interfere with any other agreement to which Licensee is a party;
(c)	the execution and delivery of this Agreement and the completion of the transaction contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Licensee and this Agreement constitutes a legal, valid and binding obligation of Licensee enforceable against Licensee in accordance with its terms;
(d)	Licensee shall keep the licenses granted under this Agreement free of liens, claims and encumbrances.
6.3 No Other Representations
THE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY CONTAINED IN THIS AGREEMENT ARE THE ONLY REPRESENTATIONS, WARRANTIES AND COVENANTS PROVIDED BY IMC CONCERNING THE LICENSED DATA AND LICENSED SOFTWARE, INCLUDING WITH RESPECT TO THE FUNCTIONALITY, OPERATION OR USE OF THE LICENSED SOFTWARE BY LICENSEE, AND THERE ARE NO OTHER REPRESENTATIONS, WARRANTIES, COVENANTS OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NON-INFRINGEMENT OF MERCHANTABLE QUALITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE OPERATION OF THE LICENSED SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, AND THOSE ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR USAGE OF TRADE, ALL OF WHICH ARE EXPRESSLY DENIED AND DISCLAIMED.
7. INDEMNIFICATION
IMC will indemnify, defend, or at Licensee’s option settle, any third party lawsuit or proceeding brought against Licensee and any of Licensee’s Representatives, based upon or otherwise arising out of: (1) a claim alleging facts that would constitute a breach of IMC’s representations in Section 6.1, and (2) Licensee’s use of any Licensed Data, provided that such use complies with the requirements of the Agreement. Licensee will: (i) promptly notify IMC of such claim, (ii) provide IMC with reasonable information, assistance and cooperation in defending the lawsuit or proceeding, and (iii) give IMC full control and sole authority over the defence and settlement of such claim, subject to Licensee’s approval of any such settlement, which approval will not be unreasonably withheld or delayed.
8. IMC RESPONSE TO INFRINGEMENT CLAIMS
If the Licensed Data or the Licensed Software is held by a court of competent jurisdiction to be an infringement of the intellectual property rights of another Person (after all appeals have been exhausted or the time period for appeal has expired), then IMC shall either (the choice being IMC’s):
(a)	modify the Licensed Data or the Licensed Software to make the Licensed Data or the Licensed Software non-infringing;
(b)	obtain a license from the other Person of the necessary rights so that the Licensed Data and Licensed Software will not infringe such Person’s rights; or
(c)	end the Term and refund the remaining license fees Licensee has already pre-paid to IMC (i.e. pro-rated for the time period before the Term ends).
9. CONFIDENTIALITY
9.1 Definitions
“IMC Material” means any information directly or indirectly obtained by Licensee prior to or after the execution and delivery of this Agreement from IMC or IMC’s Representatives relating to the business, affairs, financial position, property, undertaking, operations, or other matters concerning IMC, Immersive Imagery Data, or the Licensed Software (whether prepared by IMC, IMC’s Representatives or otherwise) which is furnished to or otherwise obtained by Licensee (including any of Licensee’s Representatives) whether verbal, visual, in writing, in electronic media or in computer readable format or by way of any other form including (by way of illustration) without limiting the foregoing definition:
(a)	any Immersive Imagery Data including any data that becomes Licensed Data and any that is provided to Licensee for review or approval but is not licensed by Licensee
(b)	the Licensed Software (including where applicable, source, object and executable code versions);
(c)	all software materials and components directly or indirectly obtained from the Licensed Software including, without limitation, computer code, documentation, user manuals and any other documents relating to program operation and maintenance;
(d)	methods and technologies for the creation, interpretation, manipulation, delivery and display of imagery data included in the Immersive Imagery Data to assist Licensee with the use of the Licensed Data;
(e)	encrypted or unencrypted components of the Licensed Software which are only written in executable code;
(f)	the methods and concepts embodied in the Licensed Software and Immersive Imagery Data;

(g)	information concerning the hardware or software used to record or process raw image data;
(h)	data tables, databases, database designs, database structures, database architectures, database technologies, database applications, database interfaces, and database reporting methods forming part of, created by or manipulated by the Licensed Data or Licensed Software;
(i)	software designs and coding (including source code, object code and executable versions of software), computer program narratives, flow charts, logic diagrams, and software listings;
(j)	know-how including knowledge concerning concepts, methods, techniques, processes, adaptations, ideas and expressions);
(k) IMC’s license fees (including the amount of such fees charged to Licensee);
(l)	information relating to IMC’s data software in use or in development and IMC’s operations or training.
“IMC Confidential Information” means the IMC Material and all interpretative material derived therefrom but excluding any information which Licensee can demonstrate:
(a)	was already in the public domain (in the same form and presentation as in the IMC Material) at the time furnished to Licensee or which subsequently becomes part of the public domain through no action by or reason attributable to Licensee, Licensee’s affiliates, any Representative of Licensee, or any Representative of Licensee’s affiliates;
(b)	was at the time of disclosure already in the possession of Licensee and was not directly or indirectly acquired by Licensee under an obligation of confidence (whether arising by way of contract, trust, duty of confidence imposed by common law, fiduciary obligation or otherwise); or
(c)	was received by Licensee after the time of disclosure to Licensee by IMC or IMC’s Representatives from any Person who did not require Licensee to hold such information in confidence and who did not acquire such information directly or indirectly from IMC under any obligation of confidence (whether arising by way of contract, trust, duty of confidence imposed by common law, fiduciary obligation or otherwise).
9.2 Covenants Regarding IMC Confidential Information
The IMC Confidential Information will be used by Licensee solely for the purpose of assisting with the use of the Licensed Data as permitted under this Agreement and the IMC Confidential Information will be kept strictly confidential by Licensee and Representatives of Licensee and will not be disclosed by Licensee or any Representative of Licensee to any Person. Licensee therefore agrees not to use the IMC Confidential Information for any other purpose and not to use the IMC Confidential Information in any manner adverse or detrimental to the interest of IMC.
Licensee shall not use, or disclose, publish, release, transfer or otherwise make available IMC Confidential Information in any form to, or for the use or benefit of, any Person, except as provided in this Agreement, without IMC’s prior written consent. Licensee shall, however, be permitted to disclose relevant aspects of the IMC Confidential Information to Licensee’s Representatives to the extent that such disclosure is reasonably necessary for the performance of Licensee’s duties and obligations under this Agreement; provided, however, that Licensee shall take all reasonable measures, consistent with the manner in which Licensee protects Licensee’s own confidential information from time to time, to ensure that IMC Confidential Information is not disclosed or duplicated in contravention of the provisions of this Agreement by such consultants, officers and employees. The Licensee shall be responsible for any breach of the provisions of this Agreement by Licensee’s Representatives. The obligations in this Section shall not restrict any disclosure by Licensee Party pursuant to:
(a)	any applicable law or legislation;
(b)	any order of any court of competent jurisdiction or government agency;

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(c)	requirements for disclosure to regulators;
(d)	requirements for disclosure required in the course of judicial proceedings to enforce rights and/or remedies under this Agreement, providing that Licensee has taken all reasonable steps to obtain a judicial order to close such proceedings and files relating to such information to all persons other than pursuant to such judicial order, and Licensee shall give prompt notice to IMC of any such requirement to disclose.
Licensee shall keep confidential the amount of fees charged by IMC to Licensee under this Agreement.
9.3 Allowed References to IMC Logos
During the Term of the Agreement, upon IMC’s approval, Licensee may include the IMC’s marks, names and logos in presentations, and marketing materials.
9.4 Other Confidentiality Requirements
The confidentiality provisions of this Agreement are in addition to and not in substitution for the provisions of any separate confidentiality or non-disclosure agreements entered into between the Parties prior to or after this Agreement.
9.5 Equitable Remedies
The Confidential Information constitutes proprietary information of IMC, which will be used by Licensee only pursuant to the provisions of this Agreement and will not be used or disclosed otherwise. In the event that Licensee breaches this Agreement, Licensee acknowledges and agrees that IMC may suffer irreparable harm, which may not be properly compensated by money damages, and Licensee agrees to, and provides any necessary consent to, IMC seeking equitable remedies, including an injunction and specific performance, without the necessity to post bond or security or prove or show the likelihood of loss or damage, in order to restrain any breach by Licensee and to compel performance by Licensee of this Agreement.
10. RISK MANAGEMENT & LIMITATION OF LIABILITY
IN ALL CASES, LICENSEE USES AND ACCESSES THE LICENSED SOFTWARE AND THE LICENSED DATA SOLELY AT LICENSEE’S OWN RISK.
EXCEPT AS SET OUT IN SECTION 6.1, IMC MAKES, AND LICENSEE RECEIVES, NO REPRESENTATION, WARRANTY, CONDITION OR GUARANTEE AS TO THE RELIABILITY, TIMELINESS, QUALITY, SUITABILITY, TRUTH, AVAILABILITY, ACCURACY OR COMPLETENESS OF THE LICENSED DATA.
LICENSEE ACKNOWLEDGES AND AGREES THAT IMC DOES NOT REPRESENT OR WARRANT THAT: (I) THE USE OF THE LICENSED SOFTWARE AND/OR THE LICENSED DATA WILL BE SECURE, TIMELY, UNINTERRUPTED OR ERROR-FREE OR OPERATE IN COMBINATION WITH ANY OTHER HARDWARE, SOFTWARE, SYSTEM OR DATA, (II) THE LICENSED SOFTWARE AND/OR THE LICENSED DATA WILL MEET LICENSEE’S OR ANY END USERS REQUIREMENTS OR EXPECTATIONS, (III) THE QUALITY OF THE LICENSED SOFTWARE AND/OR THE LICENSED DATA, OR ANY PRODUCTS, SERVICES, ADDITIONAL SERVICES, INFORMATION, OR OTHER MATERIAL OBTAINED BY LICENSEE OR END USERS THROUGH THE LICENSED SOFTWARE OR THE LICENSED DATA WILL MEET LICENSEE’S OR END USERS REQUIREMENTS OR EXPECTATIONS, (IV) ERRORS OR DEFECTS WILL BE CORRECTED, (V) THE LICENSED SOFTWARE OR THE LICENSED DATA ARE FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS.
THE LICENSED SOFTWARE AND THE LICENSED DATA ARE PROVIDED TO AND/OR USED BY LICENSEE STRICTLY ON AN “AS IS”, “WHERE IS” AND “AS AVAILABLE” BASIS. ALL CONDITIONS, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, OR ARISING FROM USAGE OR A COURSE OF TRADE, WITH RESPECT TO THE LICENSED SOFTWARE OR THE LICENSED DATA, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED CONDITION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMPLIANCE WITH ANY DESCRIPTION, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, ARE HEREBY DISCLAIMED BY IMC TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.
EXCEPT FOR IMC’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 7, IN NO EVENT SHALL IMC BE LIABLE TO LICENSEE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT OR LICENSEE’S USE OF THE LICENSED SOFTWARE, OR OF THE LICENSED DATA, OR BOTH, HOWEVER CAUSED, WHETHER FOR BREACH OF WARRANTY OR CONDITION, BREACH OR REPUDIATION OF CONTRACT, TORT, NEGLIGENCE, BREACH OF ANY DUTY, OR OTHERWISE, OR FOR FAILURE TO REALIZE EXPECTED SAVINGS, REVENUES, PROFITS OR RESULTS, EVEN IF IMC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. IN ALL CASES, ANY CLAIM BY LICENSEE FOR COMPENSATION SHALL BE LIMITED IN EVERY CASE TO A MAXIMUM AMOUNT OF THE FEES AND CHARGES PAID BY LICENSEE TO IMC UNDER THIS AGREEMENT FOR A PERIOD OF ONE YEAR PRIOR TO SUCH CLAIM ARISING.
The parties agree that (i) the agreements made in this Section reflect a reasonable allocation of risk, and (ii) that each Party would not enter into the Agreement without these limitations on liability.
11. TERM AND TERMINATION
11.1 Term.
Unless terminated earlier pursuant to the provisions of this Agreement, the initial term of this Agreement will be for the period commencing on the Commencement Date and ending the number years after the Commencement Date indicated above under “Initial Term”.
11.2 Renewal of Term.
Unless IMC or Licensee has provided a written termination notice to the other Party pursuant to Section 11.3, the term of this Agreement shall be automatically extended for a further 12 months (a “Renewal Period”) after the end of the Initial Term or current Renewal Period (as applicable) without any further action or confirmation required from either Party.
11.3 Termination Notice At End Of Current Term.
Licensee may notify IMC that the term of this Agreement will not be automatically extended at the end of the then current Initial Term or Renewal Period but will terminate at the end of such period, by delivering an unconditional written notice to IMC not more than 90 days and not less than 30 days before the end of such period stating that the Licensee is irrevocably electing to not renew the term of this Agreement.
IMC may notify Licensee that the term of this Agreement will not be automatically extended at the end of the then current Initial Term or Renewal Period but will terminate at the end of such period, by delivering an unconditional written notice to the Licensee not more than 90 days and not less than 30 days before the end of such period stating that IMC is irrevocably electing to not renew the term of this Agreement. However, IMC may not exercise IMC’s right under this Paragraph until the “Minimum Number of Renewal Periods Available to Licensee” (on page 1 of this Agreement) have expired.
11.4 Early Ending of Term.
Notwithstanding that the Initial Term or Renewal Period has not elapsed, the Term shall end as of the dates indicated below upon the occurrence of any of the following events:
(a)	if one Party commits a breach of this Agreement which has not been corrected to the satisfaction of the other Party (acting reasonably) within thirty (30) days after written notice of such breach has been given to the Party who has committed the breach by the other Party, the Term shall end at the expiry of such 30 day period (if the notice of breach sets out that the failure to correct the breach shall result in the ending of the Term);
(b)	if IMC elects to end the Term early in relation to an infringement claim as contemplated by Article 8;
(c)	if Licensee elects to end the Term early on account of force majeure as contemplated by Section 12.5;
(d)	if one Party files a petition for bankruptcy, becomes insolvent, or makes an assignment for the benefit of its creditors, or a receiver is appointed for the other Party or its business, the Term shall end immediately upon

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written notice being provided by the other Party exercising its right to terminate on account of the other Parties bankruptcy etc.
11.5 Effects of Ending of Term.
(a)	Upon ending of the Term for any reason, Licensee shall immediately cease all use of and/or access to the Licensed Data and Licensed Software. At the request of IMC, Licensee shall return or certify the destruction of all copies of the Licensed Data and Licensed Data in Licensee’s custody, control, power or possession.
(b)	The ending of the Term shall only terminate the ongoing obligations/covenants of the Parties that are specifically stated to continue during the Term. However, the ending of the Term shall not constitute an termination of this Agreement as a whole. All covenants and obligations of the Parties which are not specifically limited in application to the Term shall continue after the ending of the Term. This agreement shall not terminate as a whole except pursuant to a written termination agreement signed by all of the Parties.
12. MISCELLANEOUS
12.1 Form Of Cash Payments
All cash payments to be made pursuant to this Agreement shall be in U.S. funds. All cash payments shall be made by certified check, bank draft or bank wire transfer unless otherwise agreed by IMC.
12.2 Notices
All notices will be in English and in writing and sent to the Parties at their addresses identified above. Notice will be deemed given (i) upon receipt when delivered personally, (ii) upon written verification of receipt from overnight courier, (iii) upon verification of receipt of registered or certified mail or (iv) upon verification of receipt via facsimile, provided that such notice is also sent simultaneously via first class mail.
12.3 Assignment & Enurement
This Agreement may not be assigned by Licensee without the prior written consent of IMC (such consent not to be unreasonably withheld) except that Licensee may assign this Agreement (as to the entire agreement without reservation, i.e. partial assignments are not permitted) to a Person which acquires substantially all the assets of Licensee provided that the Person agrees in writing (in form acceptable to IMC) prior to the assignment to comply with the obligations of Licensee under this Agreement. Any assignment by Licensee shall not operate to relieve Licensee of its responsibilities under this Agreement (i.e. Licensee and assignee will be jointly and severally liable).
This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.
12.4 Governing Law
This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the State of Oregon and the federal laws of the United States of America applicable therein and shall be treated as a contract made in the State of Oregon.
The Parties irrevocably attorn and submit to the non-exclusive jurisdiction of the courts of the State of Oregon and the State indicated above as being the state in which the Licensee’s office is located and courts of appeal therefrom in respect of all matters arising out of this Agreement.
The parties specifically exclude from application to the Agreement the United Nations Convention on Contracts for the International Sale of Goods and the Uniform Computer Information Transactions Act.
12.5 Force Majeure
IMC shall not be in default of this Agreement and shall be relieved from IMC’s obligations pursuant to this Agreement when and to the extent that performance hereof is delayed or prevented by act of God, fire, explosion, act of war (whether declared or not), act of war, act of terrorism, act of public enemy, riot, civil disturbance, labour controversy (including without limitation strike, lockout, or walkout), epidemic, quarantine, earthquake, flood, shortage or water, widespread electrical grid failure, wide spread electronic communication failures, Internet disturbances, severe winter storms, shortage of power, shortage of labour, shortage of transportation facilities, or any other similar cause, except financial, but in every case the failure to perform must be beyond the control and without fault or negligence of IMC. In such circumstances IMC shall not be liable during the period and to the extent of such inability or failure. However, if IMC is not able to resume performance within 60 days Licensee may end the Term of this Agreement on written notice to IMC.
12.6 Further Assurances
Each Party will, from time to time, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.
12.7 Entire Agreement (Whole Agreement)
The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. This Agreement supersedes all other agreements, documents, writings, and verbal understandings and representations (verbal or written) (“External References”) relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof. For greater certainty, the Parties agree that it is their intention by including this Section that: there shall be no reference to common law implied terms or to External References to: (a) determine whether there were different or additional conditions precedent to a Party’s obligations under this Agreement, (b) find that there are additional or collateral agreements between any of the Parties, (c) find implied covenants between the Parties, (d) find that this Agreement was entered into based on a representation not contained in this Agreement. Notwithstanding the foregoing, any prior non-disclosure or confidentiality agreements entered into between the Parties shall not be superseded by this Agreement but shall operate in conjunction with this Agreement — with this Agreement governing in the event of any direct contradiction between the prior non-disclosure or confidentiality agreements and this Agreement.
12.8 Amendment
Any amendments or modifications to this Agreement must (i) be by an instrument in writing; (ii) be dated subsequent to the date hereof; (iii) refer to this Agreement; and (iv) be executed by an authorized Representative of each Party. In the case of IMC, the only Representatives authorized to agree to amend the terms of this Agreement shall be the President & Chief Executive Officer - any other amendments purported to be agreed to by any other Representative of IMC shall not be binding on IMC unless subsequently ratified in writing by IMC’s President & Chief Executive Officer.
12.9 Relationship Of Parties
Nothing contained in this Agreement shall be deemed or construed by the Parties, or any other third party, to create the relationship of partnership, agency, or joint venture or an association for profit between IMC and Licensee. Except as expressly provided in the Agreement, neither Party has, nor held itself out as having, any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon the other Party.
12.10 Time Of Essence
Time shall be of the essence in this Agreement.
12.11 Invalidity Of Provisions
In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
12.12 Waiver
No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred. No waiver of any provision of this Agreement, including without limitation, this Section shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver.

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12.13 Invalidity
In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
12.14 Public Announcements
IMC shall be permitted to identify Licensee as a licensee/user of IMC’s data and software. Licensee shall not release any information concerning this Agreement and the transactions herein provided for, without the prior written consent of IMC, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent a Party at any time from furnishing information to any Governmental Body or to the public if required by Applicable Law, provided that the Parties shall advise each other in advance of any public statement which they propose to make.
Licensee agrees that Immersive Media Corp. (IMC’s parent corporation) may provide disclosure of the existence and signing of this Agreement and may file a copy of this agreement as a “material contract” if disclosure is required to be made under securities laws applicable to Immersive Media Corp.
12.15 Telecopy Execution
The Parties shall be entitled to rely on a telecopy copy of this executed Agreement (or the signature page) received from another Party as valid delivery of this Agreement by such Party. Delivery by a Party of a telecopy Agreement (or the signature page) shall be legally effective to create a valid and binding obligation of such Party enforceable against such Party in accordance with the terms hereof (subject to the other Parties also all delivering executed copies of this Agreement).
12.16 Counterpart Execution
This Agreement may be executed in counterpart, no one copy of which need be executed by both Parties. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by each of the Parties.
End of Terms & Conditions

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